Exhibit 99.1
For Release January 28, 2008— 1:30 p.m. PST
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES RECORD NET INCOME OF $93.3 MILLION
AND STRONG CAPITAL POSITION FOR 2007
•	Fourth quarter earnings reflect a $13.0 million loan provision primarily related to the residential construction portfolio.

•	Full-Year 2007 diluted earnings per share of $1.86 were down from $2.01 in 2006, resulting primarily from the fourth quarter 2007 provision for credit losses.

•	Sterling remains well-capitalized with a tangible capital-to-tangible asset ratio of over 6 percent.
Spokane, Washington, January 28, 2008 – Sterling Financial Corporation (NASDAQ:STSA) announced earnings of $93.3 million, or $1.86 per diluted share for the year ended December 31, 2007. This represents an increase in net income of $19.3 million or 26 percent growth over the prior year. The increase in net income year-over-year is a function of the increase in interest earning assets from acquisitions, internal growth, and an increase in the mortgage banking operations of Golf Savings Bank. Core earnings were $96.5 million, or $1.92 per diluted share, compared with $74.4 million, or $2.02 per diluted share for 2006. Core earnings exclude merger and acquisition costs, net securities gains or losses, and other nonrecurring costs, net of related income taxes.
Harold Gilkey, chairman and chief executive officer, stated, “During 2007 we had several significant accomplishments: we integrated two valuable acquisitions, strengthened our production team and achieved record loan originations. In fact, the Company reached record performance marks in many categories, advancing us towards our goal of being the leading community bank in the West by all measures. In the second half of the year, like many financial institutions, we were challenged by negative market conditions that affected the residential housing market, especially excess inventories and property valuations for some of our residential construction customers. However, we do not originate subprime mortgage loans and we have avoided investing in collateralized debt obligations or other exotic structured investment products. Although residential construction in a few of our markets has experienced a slowdown, our loan portfolio is generally performing in line with expectations.”
2007 HIGHLIGHTS
•	Net income for the year was a record $93.3 million.

•	Total assets were a record $12.15 billion.

•	Total loans receivable increased to a record $8.95 billion.

•	Total loan originations were a record $5.48 billion.

•	Total deposits increased to $7.68 billion.

•	Tangible shareholders’ equity to tangible assets increased 70 basis points to 6.01 percent.

•	Net interest margin was 3.42 percent.

•	Non-interest income was $93.5 million.

•	Cash dividends were $0.35 per share for 2007.
Gilkey added, “Credit quality is our primary focus as we close 2007 and head into 2008. I remain confident that the markets we serve are some of the healthiest in the country, and our emphasis on growing our business banking should help us offset the slowdown in residential housing construction and sales. We have a talented and experienced management team in place to focus on credit quality, we are closely monitoring our loan portfolio to identify early warning signs, and we are proactively developing financing alternatives for our residential construction customers and home-buying consumers.”
FOURTH QUARTER
For the quarter ended December 31, 2007, earnings were $16.9 million, or $0.33 per diluted share, compared to earnings of $26.5 million, or $0.51 per diluted share for the quarter ended September 30, 2007 and $22.3 million, or $0.57 per diluted share for the quarter ended December 31, 2006. Core earnings were $0.36 per diluted share for the quarter ended December 31, 2007, compared to $0.52 for the third quarter of 2007 and $0.57 per diluted share for the fourth quarter of 2006. As previously announced, fourth quarter 2007 earnings per share were impacted by an increased credit provision of $13.0 million and other charges. Acquisition activity during 2006 and 2007 affects the comparability of certain balance sheet and income statement categories.
OPERATING RESULTS
Net Interest Income
Sterling reported net interest income of $92.0 million for the quarter ended December 31, 2007, a 25 percent increase over $73.9 million for the quarter ended December 31, 2006. Net interest income for the twelve months ended December 31, 2007 was a record $355.4 million, a 35 percent increase over $263.9 million for the twelve months ended December 31, 2006. Net interest margin on a tax equivalent basis for the year was 3.42 percent in 2007, up from 3.33 percent for same period a year ago.

The increases in net interest income were mainly influenced by the growth in earning assets, an increase in loans as a percentage of earning assets, and the mix of loan types. Recent acquisitions and internal loan growth were the main sources of the $2.50 billion increase in average earning assets over the prior year.
During the fourth quarter of 2007, the net interest margin decreased from prior periods, primarily due to a 100 basis point decline in the prime rate and an increase in nonperforming assets. During the period, Sterling was “asset sensitive,” with a higher level of interest earning assets that were subject to re-pricing faster in the short term than deposits and borrowings. Additionally, when loans reach nonperforming status, the reversal and cessation of accruing interest income has an immediate negative impact to net interest margin. For the year ended December 31, 2007, the nine basis point increase in net interest margin reflects an increase in the yield on earning assets growing faster than the cost of funding. During 2007, the yield on earning assets increased 42 basis points, over the same period a year ago, to 7.34 percent, and the cost of deposits and borrowings increased 36 basis points over 2006, to 4.08 percent.
Non-Interest Income
Total non-interest income was $21.0 million for the fourth quarter of 2007, a decrease from $22.8 million in the fourth quarter of 2006. For the year ended December 31, 2007, non-interest income was $93.5 million, a 35 percent increase over $69.3 million for the year ended December 31, 2006. Non-interest income primarily includes fees and service charges and income from mortgage banking operations.
Income from fees and service charges was $15.1 million for the quarter ended December 31, 2007, a 28 percent increase from $11.8 million for the quarter ended December 31, 2006. The increase in fees and service charge income reflects increases in consumer transaction based fees, including Sterling’s Balance Shield program, plus increases in business treasury management and loan related fees, merchant services, and business and consumer CheckCard fees. The total number of transaction accounts for the fourth quarter of 2007 grew six percent over the fourth quarter of 2006, which helped drive the growth in fees and service charge income.
Income from mortgage banking operations was $6.7 million for the fourth quarter of 2007, down from $9.6 million for the fourth quarter of 2006, reflecting disruptions in the mortgage origination market and the fluctuation of spreads in the secondary market for resale of loans. During the fourth quarter of 2007, total residential mortgage loan originations were $323.3 million, with loan sales of $254.1 million compared to originations of $353.0 million and loan sales of $305.0 million in the fourth quarter of 2006.

For the twelve-month period ended December 31, 2007, mortgage banking operations income was $32.6 million, compared to $20.2 million for the twelve months ended December 31, 2006. The year-over-year increase resulted from increased loan originations and sales of these loans into the secondary market, as well as increased brokered loan fee income and the sale of SBA commercial real estate loans. This growth primarily resulted from the contributions of Golf Savings Bank and our expanded SBA operations in northern California.
During the fourth quarter of 2007, Sterling made a strategic decision to lower its cost of capital by calling $24.0 million of trust preferred securities that carried a 10.25 percent fixed-rate coupon. Sterling incurred a prepayment premium of approximately $2.1 million for the early extinguishment of the debt. This early extinguishment of debt is expected to improve 2008 pre-tax earnings by between $1.2 and $1.6 million. The benefit may be greater if short-term interest rates decline further.
Non-Interest Expenses
Non-interest expenses were $75.9 million for the fourth quarter of 2007, compared to $74.1 million for the linked quarter ended September 30, 2007, and $59.8 million for the fourth quarter of 2006. The increase in the fourth quarter was primarily driven by merger and acquisition costs associated with the termination of the proposed North Valley Bancorp acquisition.
Goodwill litigation expenses were $360,000 for the quarter ended December 31, 2007, compared to $1.5 million for the linked quarter ended September 30, 2007 and $30,000 for the fourth quarter of 2006. For the year ended December 31, 2007, goodwill litigation expenses were $2.7 million, compared to $275,000 for the year ended December 31, 2006. The increase is related to the litigation costs incurred for the three-week trial of Sterling’s claim of breach of contract by the U.S. Government. Subsequent briefings were submitted and a hearing for closing arguments was held in early January 2008. Gilkey commented, “After spending significant time in the courtroom in 2007, we are now awaiting the court’s ruling on the goodwill litigation. We believe the majority of the legal costs associated with this case are behind us.”
For the twelve-month period, non-interest expenses were $285.5 million and $206.4 million for the periods ended December 31, 2007 and 2006, respectively. The increase in expenses is primarily a result of the growth associated with Sterling’s acquisitions, merger and acquisition expenses, Sterling’s goodwill litigation, and FDIC deposit insurance premiums. Full-time equivalent employees increased to 2,571 as of December 31, 2007, compared to 2,566 as of September 30, 2007 and 2,405 as of December 31, 2006.

Performance Ratios
Performance ratios for the quarter ended December 31, 2007 declined from the prior comparable period due in part to the effect on earnings caused by our provisioning for the residential construction markets and other non-interest expense charges.
•	Return on average assets was 0.56 percent for the fourth quarter of 2007, compared to 0.96 percent for the fourth quarter of 2006.

•	Return on average equity was 5.7 percent for the fourth quarter of 2007, compared to 13.2 percent for the fourth quarter of 2006. Return on average tangible equity was 9.8 percent for the fourth quarter of 2007, compared to 18.6 percent for the fourth quarter of 2006.

•	Operating efficiency ratio was 67.1 percent for the fourth quarter of 2007; compared to 61.9 percent for the fourth quarter of 2006, reflecting in part the prepayment premium on the trust preferred securities, the increased expenses related to the goodwill litigation, merger related charges, the premium for the FDIC Deposit Insurance Fund and lower loan originations.
Lending
As of December 31, 2007, Sterling’s loans receivable increased to a record $8.95 billion, compared to $7.02 billion at the end of the fourth quarter of 2006, a 27 percent increase. The largest growth categories were commercial banking, commercial real estate, and construction. Approximately 66 percent of the total construction portfolio was residential, with the remainder being commercial and multifamily real estate. The construction portfolio remains geographically diversified throughout our footprint.
Sterling’s total loan originations were $1.12 billion for the quarter ended December 31, 2007, which was a decrease from the quarters ended September 30, 2007 and December 31, 2006. The decreases were primarily in construction lending, resulting from the general slowdown in residential building and new home sales. Management continues to exercise a cautious approach towards residential construction underwriting. For the twelve-month period ended December 31, 2007, Sterling’s total loan originations were $5.48 billion compared to $4.97 billion for the twelve-month period ended December 31, 2006, a 10 percent increase.
Credit Quality
During the fourth quarter, Sterling recorded a $13.0 million provision for credit allowances, compared to $4.7 million for the same period a year ago. These charges are a result of the softening of residential construction in certain of Sterling’s markets, as evidenced by the increase in non-performing loans during the quarter. As of December 31, 2007, Sterling reported non-performing assets of $126.5 million, as compared to $57.7 million at September 30, 2007, and $11.2 million at December 31, 2006.
Residential construction loans accounted for 75 percent, or $94.5 million of non-performing assets, and also accounted for approximately 90 percent of the increase in non-performing assets over September, 30 2007. The majority of Sterling’s non-performing residential construction loans are concentrated in three markets: Boise, Idaho consisting of 30 relationships with total outstanding balances of $26.9 million, or 28 percent of the non-performing residential construction loans; southern California, consisting of two relationships, with total outstanding balances of $23.6 million, or 25 percent of the non-performing residential construction loans; and Bend, Oregon, consisting of two relationships with total outstanding balances of $18.5 million, or 20 percent of the non-performing residential construction loans.
It should be noted that while Sterling had $2.56 billion in residential construction loan commitments at December 31, 2007, only $417.6 million, or 16 percent of all residential construction loan commitments are located in the Boise, southern California and Bend markets.
Sterling’s core markets in the Puget Sound and Portland, Oregon, representing approximately 60 percent of Sterling’s residential construction loan portfolio, continue to perform in line with expectations.
At December 31, 2007, the credit loss allowance totaled $117.3 million, or 1.30 percent of total loans, compared to $108.3 million, or 1.22 percent of total loans at September 30, 2007 and $83.7 million, or 1.18 percent of total loans at December 31, 2006. Management believes the allowance is adequate and appropriate given its analysis of the loan portfolio and its relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets.
Gilkey noted, “We have devoted significant time and effort in the fourth quarter toward asset quality, reviewing our loan portfolio for signs of weakness and developing plans for resolution. We have been through cycles in the market like this before. We understand that market corrections take time to turn around, and recognize that it may take a few quarters before we begin to realize the benefits of our more diligent approach towards credit.”
Balance Sheet and Capital Management
As of December 31, 2007, Sterling’s total assets were a record $12.15 billion, compared to total assets of $9.83 billion at the end of 2006, reflecting the completion of Sterling’s recent acquisitions and internal growth. Sterling’s tangible shareholder equity to tangible assets increased to 6.0 percent for the fourth quarter of 2007, compared to 5.3 percent for the fourth quarter of 2006, and risk-based capital ratios continue to exceed the ''well-capitalized’’ requirements. As of December 31, 2007, Sterling’s tangible book value per share was $13.61, compared to $12.07 at the end of 2006. This change in book value reflects the retention of earnings. During the quarter, Sterling declared a cash dividend of $0.095 per share, compared to $0.075 per share for the fourth quarter of 2006.
Mr. Gilkey added, “As the Federal Reserve Board cut interest rates, we have aggressively reduced our pricing on high-cost wholesale deposits and certain jumbo CDs. As a consequence, deposits showed a modest decrease at year end.”
Management Succession – Sterling Savings Bank
Effective January 1, 2008, Heidi B. Stanley, assumed the position of President, Chief Executive Officer and Vice Chair of Sterling Savings Bank.
Sterling’s co-founder, William Zuppe, age 66, retired as CEO of Sterling Savings Bank, but retains his role as Chairman of the Board of Sterling Savings Bank and continues to serve on the board of directors of Sterling Financial Corporation.
Goodwill Litigation
In Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the ''Goodwill Litigation’’), a trial before the U.S. Court of Federal Claims was held from June 25 to July 13, 2007 to determine what amount, if any, the U.S. Government must pay in damages for its breach of the contracts for the acquisition of two thrifts, Lewis Federal Savings & Loan and Tri-Cities Savings & Loan. A further reply memorandum was filed in mid-November and a hearing for closing arguments was conducted in early January, 2008. The ultimate outcome of the Goodwill Litigation cannot be predicted with certainty, but we expect a decision by the end of the second quarter of 2008 and the U.S. Government will likely appeal any award of damages in favor of Sterling. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses, but management believes that these expenses will be at levels lower than experienced in 2007.
Outlook
Mr. Gilkey concluded, ''The second half of 2007 introduced challenges to our business that have generated concern among shareholders and caution among lenders. As bankers, we are experienced at handling risk management, and accept the fact that market conditions fluctuate. We will stick to our core business plan of seeking out sound lending opportunities and pursuing low cost deposits, and we will continue to be diligent with our management of asset quality. The overall safety and soundness of our bank remains strong and we are prepared to work through this business cycle. I want to thank the employees, customers and shareholders for their continued support.”
Fourth Quarter 2007 Earnings Conference Call
Sterling will host a conference call for investors the morning of January 29, 2008, at 8:00 a.m. PST to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0000 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 402-220-3762. The continuous replay will be offered through Friday, March 14, 2008, at 11:59 p.m. pacific time.
Additionally, Sterling’s 2007 fourth quarter earnings conference call will be available online at Sterling’s website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Media Contact:	Jennifer Lutz
Public Relations Administrator
509-368-2032